Exhibit 4.1


                      SECOND AMENDMENT TO RIGHTS AGREEMENT
                      ------------------------------------

      This SECOND AMENDMENT TO RIGHTS AGREEMENT ("Amendment No. 2") has been made and entered into as of August 4, 2003, by and between RIBAPHARM INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent").

                                   WITNESSETH:
                                   -----------

      WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement (as amended, the "Agreement"), dated as of June 20, 2003, as amended by the First Amendment to Rights Agreement ("Amendment No. 1"), dated as of July 2, 2003; and

      WHEREAS, it is now the intention of the Company and the Rights Agent to amend the Agreement as set forth below; and

      WHEREAS, the Board of Directors of the Company has duly authorized the execution and delivery of this Amendment No. 2;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. The following sentence shall be added to the end of the definition of "Acquiring Person" in Section 1(a) of the Agreement:

      Notwithstanding the foregoing, neither ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN"), nor Rx Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ICN ("Rx Acquisition"), nor any of their respective affiliates, shall be deemed to be an Acquiring Person as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase, filed by ICN with the Securities and Exchange Commission on June 10, 2003 (as amended or supplemented from time to time, the "Offer to Purchase")); provided that the offer price in the Offer shall not be less than $6.25 per Share (as defined in the Offer to Purchase), net to the stockholders of the Company in cash, without interest, and the percentage of Shares (as defined in the Offer to Purchase) required to be tendered in the Offer to satisfy the Minimum Condition (as defined in the Offer to Purchase) shall not be reduced below the percentage contemplated by Paragraph 4 of the Agreement, dated as of August 4, 2003, by and among the Company, ICN and Rx Acquisition.

      2. Notwithstanding Amendment No. 1, Section 1(i) of the Agreement is hereby amended and restated as follows:


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           (i) "Distribution Date" shall mean the earlier of the Close of
      Business on (i) the Shares Acquisition Date or (ii) the 10th Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the Tender Offer Commencement Date; provided, however, that no Distribution Date shall occur as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase).

      3. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

      4. Except as expressly provided for in this Amendment No. 2, all terms, conditions and obligations contained in the Agreement shall remain unchanged and in full force and effect.

      5. In the case of any inconsistency between this Amendment No. 2 and the terms of the Agreement or of Amendment No. 1, the terms of this Amendment No. 2 shall govern.

      6. This Amendment No. 2 shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to such state's conflict of laws rules.

      7. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, parties hereto have caused this Amendment No. 2 to be duly executed, all as of the day and year first written above.

                                       RIBAPHARM INC.


                                       By:  /s/   Daniel J. Paracka
                                          ------------------------------
                                          Name:   Daniel J. Paracka
                                          Title:  Chairman of the
                                                  Board of Directors


                                       CONTINENTAL STOCK
                                       TRANSFER & TRUST
                                       COMPANY


                                       By:  /s/   Roger Bernhammer
                                          ------------------------------
                                          Name:   Roger Bernhammer
                                          Title:  Vice President